NEWS from TOKHEIM CORPORATION

CONTACT:

     John S. Hamilton
     President & CEO
     Tokheim Corporation
     (219) 470-4649



FOR RELEASE TO NATIONAL CIRCUIT AND ANALYSTS.



                      TOKHEIM CORPORATION COMPLETES AUCTION
                            OF NORTH AMERICAN ASSETS


FORT WAYNE, IN, February  9, 2003-- Tokheim Corporation (OTC BB: THMC)

Tokheim Corporation announced today that it completed the auction of its North American assets--including the Tokheim North America, MSI and Gasboy operating segments--in accordance with the procedures required by the United States Bankruptcy Code. The auction was conducted pursuant to a bidding procedures order issued by the United States Bankruptcy Court for the District of Delaware.

Upon the advice of its legal and financial advisors, and in consultation with its lenders and the Creditors' Committee, Tokheim concluded that the bid submitted by Danaher Corporation represented the highest or otherwise best offer for the Gasboy operating segment and that the bid submitted by First Reserve Fund IX, L.P. represented the highest or otherwise best offer for the Tokheim North America and MSI operating segments.

The successful bids remain subject to approval by the United States Bankruptcy Court for the District of Delaware at a sale hearing scheduled to take place on February 25, 2003. Additionally, the contemplated transactions remain subject to other customary conditions. Tokheim does not believe its shareholders will receive any distribution upon confirmation of a plan of reorganization.